Exhibit 5.2

February 10, 2022

Kraig Biocraft Laboratories, Inc.

2723 South State St. Suite 150

Ann Arbor, Michigan 48104

Ladies and Gentlemen:

We have acted as U.S. counsel to Kraig Biocraft Laboratories, Inc. a Wyoming corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-[●]) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 294,999,163 shares of the Company’s common stock, which includes: (i) 278,213,449 shares of common stock underlying secured convertible notes pursuant to that certain securities purchase agreement dated as of January 18, 2022 between the Company and Yorkville (the “Debenture”), (ii) 12,500,000 shares of common stock underlying a warrant dated January 18, 2022 (the “A Warrant”), and (iii) 4,285,714 shares underlying another warrant dated January 18, 2022 (the “B Warrant,” together with the A Warrant, the “S1 Warrants”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the Convertible Debentures; (iv) the S1 Warrants and (v) the records of corporate actions of the Company relating to the Registration Statement, the Debentures and the Warrants and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion letter. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

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This opinion letter is limited to the laws of the State of New York, the State of New Jersey and United States federal law as in effect on the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York or the state of New Jersey. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Debentures and Warrants are duly executed and authenticated in accordance with the relevant transaction documents thereof and when issued, delivered and paid for, as contemplated by the Registration Statement, such Debentures and Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms , except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing; (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York or the State of New Jersey, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement, the discussion of this opinion letter in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Hunter Taubman Fischer & Li, LLC

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48 Wall Street, Suite 1100 - New York, NY 10005| Office: (212) 530-2210 | Fax: (212) 202-6380